EXHIBIT 99.1
January 18, 2024

Mr. David I. Goulden
c/o Booking Holdings Inc.
800 Connecticut Avenue
Norwalk, CT 06854

Dear David:

This letter serves to amend the letter agreement between you and Booking Holdings Inc. (including all predecessors and successors, including The Priceline Group Inc., the “Company”), dated February 23, 2023 (the “Letter Agreement”), which sets forth the terms and conditions related to your transition from employment as Executive Vice President and Chief Financial Officer of the Company. Capitalized terms that are used but not defined in this letter have the meaning set forth in the Letter Agreement.

Section 1(2) of the Letter Agreement will be deleted and replaced in its entirety with the following:
(2)     Subsequent Employment Period. Provided that you remain employed through the end of the Initial Employment Period, from the last day of the Initial Employment Period through May 31, 2024 (the “Subsequent Employment Period”), you will be employed by the Company on a part-time basis and, on the first day of the Subsequent Employment Period, you will resign as Chief Financial Officer of the Company. During the Subsequent Employment Period, you will have the title of Executive Vice President of Finance and report to the Chief Executive Officer of the Company (“CEO”). During the Subsequent Employment Period, you will be expected to work approximately 25 hours per week (other than vacations, holidays and other time off in accordance with Company policies), as mutually agreed upon by you and the Company. Such work may continue to be done in a flexible manner consistent with current practice. In addition, during the Subsequent Employment Period, your duties will include, but not be limited to, those duties listed on Appendix A hereto, and any additional tasks that are reasonably requested by the CEO. The Employment Agreement shall remain in effect during the Subsequent Employment Period; provided, however, that you acknowledge and agree that the change in your position, duties, and responsibilities effective as of the beginning of the Subsequent Employment Period will not constitute “Good Reason” under the Employment Agreement or the Performance Share Unit Agreements dated August 12, 2020, November 12, 2020, March 4, 2021, March 4, 2022, and March 4, 2023, respectively, or under any other outstanding equity award agreement, between you and the Company or any of its affiliates.
Section 1(3) of the Letter Agreement will be deleted and replaced in its entirety with the following:
(3)    Additional Period. Provided that you remain employed through the end of the Subsequent Employment Period, on June 1, 2024 you will voluntarily transition from your current position with the Company and be employed in a different position by, become a consultant to, or serve on a managing board of, the Company or one of its subsidiaries or affiliates for the period commencing June 1, 2024, continuing quarterly by mutual agreement with the Company and ending no later than March 4, 2026 (the “Additional Period”). During the Additional Period, you will provide such services as may be mutually agreed upon from time to time by you and the CEO on a mutually agreed upon schedule and time commitment (the “Services”). This will confirm that your status during the Additional Period will be mutually agreed upon by you and the CEO.
Section 2(b)(1) will be deleted and replaced in its entirety with the following:
(1)You will be eligible to receive a cash bonus for the 2023 calendar year pursuant to the terms and conditions of the Company’s Annual Bonus Plan. Such bonus shall be paid, if earned, when paid to all other senior executives of the Company in 2024, but in no event later than March 15, 2024.
Except as expressly modified by this letter, the Letter Agreement shall remain in full force and effect. This letter in conjunction with the Letter Agreement (as modified by this letter), the Employment Agreement, the Non-Competition Agreement, and the Consent contain the entire understanding of the parties with respect to your employment with the Company during the Initial Employment Period, the Subsequent Employment Period, and the Additional Period.
This letter shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws. All disputes and controversies arising under or in connection with this letter shall be resolved in accordance with the dispute resolution provisions of Section 16 of the Employment Agreement.

This letter may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
If you agree with the foregoing, please sign and date the enclosed copy of this letter agreement in the space indicated below.

Warm regards,
/s/ Glenn Fogel
Glenn Fogel

Acknowledged and Accepted:
/s/ David Goulden
David I. Goulden
Date: January 18, 2024

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